Exhibit 23

W. T. Uniack & Co., CPAs P.C.

Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in the filing of GoldCorp Holdings, Inc. on Form 10k and our report dated July 10, 2009 with respect to our audits of the financial statements of GoldCorp Holdings, Inc. as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007, which report appears with those financial statements referred to above.  We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

W.T. Uniack & Co., CPAs P.C.

/s/ W.T. Uniack & Co., CPAs P.C.

Alpharetta, Georgia

July 10, 2009